EMPOWER FUNDS, INC.

SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (this “Agreement”) is made this 26th day of February, 2024 by and between Empower Capital Management, LLC, a Colorado limited liability company and registered investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), Western Asset Management Company, LLC, a limited liability company organized under the laws of California and registered investment adviser under the Investment Advisers Act of 1940 (the “Sub-Adviser”) and Empower Funds, Inc., a Maryland corporation and registered investment company under the Investment Company Act of 1940 (“Empower Funds”). This Agreement describes the arrangement whereby the Sub-Adviser will act as an investment adviser to the series of Empower Funds (the “Fund”) listed in Schedule A, attached hereto, in conjunction with the Adviser, as follows:

ARTICLE I

Preamble

Empower Funds has entered into an Investment Advisory Agreement with the Adviser (the “Advisory Agreement”) whereby the Adviser agrees to act as adviser to and manager of Empower Funds. In that capacity, the Adviser agreed to manage the investment and reinvestment of the assets of the Fund and to administer Empower Funds’ affairs. The Adviser wishes to obtain the Sub-Adviser’s assistance with respect to its aforesaid advisory and management role with respect to the Fund only to the extent described herein and Empower Funds and Sub-Adviser, by this Agreement, agree to such arrangement.

ARTICLE II

Employment; Sub-Advisory Services; Authorizations; Limitations

1.

Employment. The Adviser hereby employs the Sub-Adviser to act as investment adviser and manager of the Fund, and, subject to the review of the Board of Directors of Empower Funds (the “Board”), to manage the investment and reinvestment of the assets of the Fund, for the period and on the terms and conditions set forth in this Agreement. The Sub-Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation provided for herein.

2.

Investment Sub-Advisory Services. In carrying out its obligations to assist in managing the investment and reinvestment of the assets of the Fund, the Sub-Adviser shall, when appropriate and consistent with the limitations set forth in Section 4 hereof:

a.

consult with the Adviser and the Board and furnish to the Adviser and the Board recommendations with respect to an investment plan for the Fund for approval, modification, or rejection by the Adviser and Board;

b.	perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of the Fund, as set forth in the Empower Funds registration statement;

c.	seek out specific investment opportunities for the Fund consistent with the investment plan;

d.

take such steps as are necessary to implement the investment plan for the Fund, including making and carrying out decisions to acquire or dispose of permissible investments as set forth in the Empower Funds’ registration statement, management of investments and any other property of the Fund, providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments, and consulting as appropriate with the Adviser;

e.	communicate as appropriate to the Adviser adequate and timely information on investment-related activity within the Fund, including, but not limited to purchases, sales and contractual commitments;

f.	arrange with the applicable broker or dealer at the time of the purchase or sale of investments or other assets of the Fund for the appropriate delivery of the investment or other asset;

g.

report monthly in writing to the Adviser and report at least annually in person to the Board, or in a manner as otherwise permitted by the Board, with respect to the implementation of the approved overall investment plan and any other activities in connection with management of the assets of the Fund;

h.	maintain all records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments or other assets of the Fund as required by applicable law and this Agreement;

i.

provide such information reasonably requested by the Adviser for compliance and regulatory matters, including but not limited to any changes to the Sub-Adviser’s Compliance Policies and Procedures and Code of Ethics;

j.	meet the terms of and cooperate in regular inspections of the Sub-Adviser by the Adviser as reasonably requested in writing from time to time by the Adviser; and

k.	vote all shares held by the Fund.

3.	Authorizations.

a.

Sub-Adviser is authorized on behalf of the Fund to enter into agreements, which may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, and any other investment related agreements, documents or instruments, and execute any documents required to make investments pursuant to this Agreement and the investment plan.

b.

The Sub-Adviser shall also have the power to engage in foreign exchange, futures market and derivatives transactions, to the extent provided by the Guidelines (as defined below). If Sub-Adviser engages in transactions involving futures and options contracts, such transactions will be entered into for hedging purposes and/or as a part of Sub-Adviser’s overall portfolio strategy.

c.

In connection with the rendering of the services required to be provided by the Sub-Adviser under this Agreement, the Sub-Adviser may, to the extent it deems appropriate and subject to prior Board approval and compliance with the requirements of applicable laws and regulations, and upon receipt of written approval of the Adviser, make use of its affiliated companies, if any, and their employees; provided that the Sub-Adviser shall supervise and remain fully responsible for all such services in accordance with and to the extent provided by this Agreement.

d.	If, in the judgment of the Sub-Adviser, the Fund would be benefited by supplemental investment research from other persons or entities, outside the context of brokerage transactions referred to in Article IV hereof, the Sub-Adviser is authorized to obtain, and pay at its own expense, for such information.

4.	Limitations on Advisory Services.

a.

The Sub-Adviser shall perform the services under this Agreement subject to the review of the Adviser and the Board and in a manner consistent with the investment objectives, policies, and restrictions of the Fund and/or Empower Funds as stated in the Empower Funds registration statement filed with the Securities and Exchange Commission (the “SEC”), its Articles of Incorporation and Bylaws, each as amended from time to time, the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”) and the investment objectives and guidelines, attached hereto as Schedule B, and as may be amended and delivered in writing from time to time by the Adviser to the Sub-Adviser (the “Guidelines”), such Guidelines to be considered an integral part of this Agreement and are incorporated herein. The Sub-Adviser will be entitled to rely on all documents furnished by the Adviser. The Adviser will continue to provide all of the services described in the Advisory Agreement other than those services delegated to the Sub-Adviser pursuant to this Agreement.

b.

Empower Funds has furnished or will furnish the Sub-Adviser with copies of the Empower Funds registration statement, Articles of Incorporation and Bylaws as currently in effect and agrees during the continuance of this Agreement to furnish to the Sub-Adviser any amendments or supplements thereto before or at the time the same become effective. The Sub-Adviser is entitled to rely on all documents furnished by Empower Funds.

ARTICLE III

Compensation of the Sub-Adviser

1.

Investment Advisory Fee. The Adviser, and not Empower Funds, will pay the Sub-Adviser on a monthly basis for the services rendered by the Sub-Adviser with respect to the Fund, as described in Schedule A hereto, as such Schedule may be amended from time to time by mutual written agreement. Payment will be made on or about the 15th day of each month based on the average daily net assets of the Fund during the immediately preceding month. If this Agreement is terminated, the payment shall be prorated to the effective date of termination. Except for the investment advisory fee described in Schedule A, no other compensation or fees shall be payable to the Sub-Adviser under this Agreement.

2.

Allocation of Expenses. The Sub-Adviser shall be responsible for all expenses incurred in performing the services set forth in Article II hereof. Such expenses include the costs incurred in providing sub-advisory services pursuant to this Agreement (such as compensating and furnishing office space for officers and employees of the Sub-Adviser connected with investment and economic research, trading, and investment management of the Fund). As described in the Advisory Agreement, Empower Funds and/or the Adviser pay all other expenses incurred in the operation of the Fund and all of its general administrative expenses. The Sub-Adviser shall not be responsible for the following expenses of the Fund: organization and certain offering expenses of Empower Funds (including out-of-pocket expenses, but not including the Sub-Adviser’s overhead and employee costs); fees payable to the Sub-Adviser and to any other Empower Funds advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to Empower Funds in connection with membership in investment company trade organizations; fees and expenses of Empower Funds’ administrator or of any transfer agent, registrar, or dividend disbursing agent of Empower Funds; payments to the administrator for maintaining Empower Funds’ financial books and records and calculating its daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of securities issued by Empower Funds; expenses relating to investor and public relations; expenses of registering and qualifying shares of Empower Funds for sale; freight, insurance and other charges in connection with the shipment of Empower Funds’ portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of Empower Funds, or of entering into other transactions or engaging in any investment practices with respect to Empower Funds; expenses of printing and distributing prospectuses, statements of additional information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; and costs of stockholders’ and other meetings. Notwithstanding the foregoing, the Sub-Advisor shall be obligated to reimburse Empower Funds for liabilities incurred as a result of overdraft fees incurred by the Fund as a direct result of actions or omissions of the Sub-Adviser, provided, however, consistent with industry practice and convention, the Sub-Adviser will not provide compensation for settlement issues (including overdrafts) with losses of less than $500, regardless of the party at fault.

ARTICLE IV

Fund Transactions and Brokerage

1.

Fund Transactions and Brokerage. The Sub-Adviser agrees to determine the securities to be purchased or sold by the Fund, subject to the provisions of Article II regarding coordination with the Adviser and the Board, and to place orders pursuant to its determinations, either directly with the issuer, with any broker-dealer or underwriter that specializes in the securities for which the order is made, or with any other broker or dealer selected by the Sub-Adviser, subject to the following limitations:

a.

The Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Fund and will use its best efforts to obtain the most favorable net results and execution of the Fund’s orders, taking into account all appropriate factors, including price, dealer spread or commission, if any, size of the transaction, and difficulty of the transaction, but shall have no obligation to seek the lowest commission cost to the Fund.

b.

The Sub-Adviser is specifically authorized to allocate brokerage and principal business to firms that provide such services or facilities and to cause Empower Funds to pay a member of a securities exchange or any other securities broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the accounts as to which it exercises investment discretion (as that term is defined in Section 3(a)(35) of the 1934 Act). The Sub-Adviser shall regularly report to the Adviser and the Board with respect to the brokerage commissions incurred by the Fund for the purchases and sales of its portfolio securities. The Adviser and the Board will review the amount of such brokerage commissions and consult with the Sub-Adviser in that regard.

c.

Subject to the above requirements and compliance with the provisions of the 1940 Act, 1934 Act, and other applicable provisions of law, and the terms of any exemption(s) therefrom, nothing shall prohibit the Sub-Adviser from selecting brokers or dealers with which it or Empower Funds are affiliated.

ARTICLE V

Activities of the Sub-Adviser

1.	Exclusivity; Supplemental Investment Research.

a.

The services of the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser will be free to render similar services or other services to others so long as the Sub-Adviser fulfills its rights and obligations under this Agreement. It is understood that directors, officers, employees, and shareholders of Empower Funds are or may become interested in the Sub-Adviser, as directors, officers, employees or shareholder or otherwise, and that directors, officers, employees or shareholder of the Sub-Adviser are or may become similarly interested in Empower Funds, and that the Sub-Adviser is or may become interested in Empower Funds as shareholder or otherwise.

b.

It is agreed that the Sub-Adviser may use any supplemental investment research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts. In addition, the Sub-Adviser or its affiliates may use such information in managing their own accounts. Conversely, such supplemental information obtained by the Sub-Adviser for the benefit of its accounts and other accounts it advises may be considered by and may be useful to the Sub-Adviser in carrying out its obligations to Empower Funds.

2.

Investment Transactions. Securities held by the Fund may also be held by other separate accounts or mutual funds for which the Sub-Adviser or its affiliates act as an adviser or sub-adviser, or by the Sub-Adviser or its affiliates. Because of different investment objectives or other factors, a particular security may be bought by the Sub-Adviser or its affiliates or for one or more clients when one or more clients are selling the same security. In accordance with applicable law, if purchases or sales of securities for the Fund or other entities for which the Sub-Adviser or its affiliates act as investment adviser or sub-adviser or for their advisory clients arise for consideration at or about the same time, Empower Funds and the Adviser agree that the Sub-Adviser may make transactions in such securities, insofar as feasible, for the respective entities and clients in a manner deemed equitable to all. To the extent that transactions on behalf of more than one client of the Sub-Adviser during the same period may increase the demand for securities being purchased or the supply of securities being sold, Empower Funds recognizes that there may be an adverse effect on the price thereof.

3.

Aggregate Transactions. It is agreed that, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be so sold or purchased for other accounts or companies and the Fund in order to obtain favorable execution and low brokerage commissions. In that event, allocation of the investments purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and to such other accounts or companies. Empower Funds recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

ARTICLE VI

Effectiveness; Term; Termination; Amendment

1.

Effectiveness. This Agreement shall not become effective (and the Sub-Adviser shall not serve or act hereunder) unless and until it is approved by the Board, including a majority of directors who are not parties to this Agreement or interested persons of any such party to this Agreement, and, to the extent required under applicable laws, rules, regulations and/or exemptive orders issued by the SEC, by a majority of the shareholders of the Fund.

2.

Term. This Agreement shall become effective on the date first written above and shall remain in force for a period of two years from such date, and from year to year thereafter so long as such continuance is annually approved (i) by the vote of a majority of the Board, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Board, who are not parties to this Agreement or interested person of any such party, cast in person at a meeting called for the purpose of voting on such approval. In connection with such approvals, the Board shall request and evaluate, and the Sub-Adviser shall furnish, such information as may be reasonably necessary to evaluate the Sub-Adviser’s performance hereunder.

3.	Termination. This Agreement:

a.	shall not be terminated by the Sub-Adviser without sixty (60) days’ prior written notice to the Adviser;

b.

shall be subject to termination, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Sub-Adviser;

c.	shall automatically terminate upon assignment by either party; and

d.	may be terminated upon written notice from the Adviser to the Sub-Adviser in the event the Sub-Adviser materially breaches its obligations or any representation or warranty hereunder.

4.

Amendment. This Agreement may be amended only by a written instrument signed by Empower Funds, the Adviser and the Sub-Adviser; provided that no material amendment of this Agreement shall be effective without specific approval of such amendment by (i) the Board, including a majority of those directors who are not parties to this Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the outstanding voting securities of the Fund.

5.

Certificate Of Authority. Empower Funds, the Adviser and the Sub-Adviser shall furnish to each other from time to time certified copies of the resolutions of their Boards of Trustees/Directors/Members or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of Empower Funds, a Fund, the Adviser or the Sub-Adviser, respectively.

ARTICLE VII

Recordkeeping

The Sub-Adviser agrees that all accounts and records which it maintains for the Fund shall be the property of Empower Funds and that it will surrender promptly to the designated officers of Empower Funds any or all such accounts and records upon written request. The Sub-Adviser further agrees to preserve all records prescribed by the rules and regulations of the SEC and applicable law for such periods of time as prescribed by such rules and regulations and applicable law. The Sub-Adviser also agrees that it will maintain all records and accounts regarding its investment activities hereunder in a confidential manner and will not disclose the same to any third party; provided, however, that the Sub-Adviser may make such records and accounts available to its legal counsel and independent auditors that have a legitimate need to know such information. All such accounts or records shall be made available, within five (5) business days of the request, to Empower Funds’ accountants or auditors during regular business hours at the Sub-Adviser’s offices upon reasonable prior written notice. In addition, the Sub-Adviser will provide any materials, reasonably related to the investment sub-advisory services provided hereunder, as may be reasonably requested in writing by the directors or officers of Empower Funds or as may be required by any governmental agency or self-regulatory organization having jurisdiction hereof.

ARTICLE VIII

Indemnification; Limitation of Liability; Procedures

1.

Indemnification of the Adviser and Fund by Sub-Adviser. The Sub-Adviser agrees and undertakes to hold harmless, indemnify and protect Empower Funds and the Adviser and their directors, officers, employees, agents, subsidiaries and affiliates from and against any and all damage, loss, liability and expense (including without limitation reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (each, a “Loss” and, collectively, the “Losses”) incurred or suffered by Empower Funds or the Adviser as a direct result of (1) any breach of any representation or warranty, covenant or agreement made herein by Sub-Adviser, or (2) the activities (or omissions by the Sub-Adviser to carry out its obligations hereunder) of the Sub-Adviser under this Agreement, including the activities (or such omissions) of the Sub-Adviser’s directors, officers, employees, agents, subsidiaries, affiliates or any person or entity retained by Sub-Adviser to perform or assist in the performance of its obligations hereunder; provided, however, that in no event is Sub-Adviser’s indemnity in favor of Empower Funds or the Adviser deemed to protect Empower Funds or the Adviser against any liability to which Empower Funds or the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of their duties or by reason of their reckless disregard of its obligations or duties under this Agreement or the Advisory Agreement.

2.

Indemnification of Sub-Adviser by the Adviser. The Adviser agrees and undertakes to hold harmless, indemnify and protect the Sub-Adviser and its directors, officers, employees, agents, subsidiaries and affiliates from and against any and all Losses incurred or suffered by Sub-Adviser as a direct result of (1) any breach of any representation or warranty, covenant or agreement made herein by the Adviser, or (2) the activities of the Adviser under this Agreement and the Advisory Agreement (or omissions by the Adviser to carry out its obligations hereunder or thereunder), including the activities (or such omissions) of the Adviser’s directors, officers, employees, agents, subsidiaries and affiliates; provided, however, that in no event is the Adviser’s indemnity in favor of the Sub-Adviser deemed to protect the Sub-Adviser against any liability to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations or duties under this Agreement.

3.	Indemnification Related to Disclosure Documents.

a.

Empower Funds and the Adviser, jointly and severally, agree to hold harmless the Sub-Adviser, its directors and officers, and each person, if any, who controls the Sub-Adviser within the meaning of either Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) or Section 20 of the 1934 Act from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Empower Funds registration statement, or any amendment or supplement thereto, or in any preliminary prospectus, any other communication with investors or any other submissions to governmental bodies or self-regulatory agencies filed or distributed on or subsequent to the date first above-written (such documents being herein referred to as “Disclosure Documents”) or arising out of or based upon any omission or alleged omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such untrue statement or omission or allegation thereof was made based upon information furnished in writing to the Sub-Adviser by Empower Funds or the Adviser for use in the particular Disclosure Document.

b.

The Sub-Adviser agrees to indemnify and hold harmless Empower Funds and the Adviser, their directors and officers, and each person, if any, who controls Empower Funds or the Adviser within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act to the same extent as the foregoing indemnity from Empower Funds and the Adviser to the Sub-Adviser in subsection (a), but only with respect to information furnished in writing to Empower Funds or the Adviser by the Sub-Adviser for use in the Disclosure Documents. In case any action or proceeding shall be brought against Empower Funds or the Adviser, their directors or officers, or any such controlling persons, in respect of which indemnity may be sought against the Sub-Adviser, the Sub-Adviser shall have the rights and duties given to Empower Funds and the Adviser, and in case any action or proceeding shall be brought against the Sub-Adviser, its directors or officers, or any such controlling persons, in respect of which indemnity may be sought against Empower Funds or the Adviser, Empower Funds or the Adviser, shall have the rights and duties given to the Sub-Adviser, by the preceding paragraph.

4.

Limitation of Liability. In no event shall any party be liable to any other party for special, consequential, punitive, incidental, exemplary, or similar damages or losses regardless of the grounds or nature of any claim asserted (including without limitation contract, statute, negligence, tort, strict liability or otherwise) and whether or not the party seeking the indemnification was advised of the possibility of the damage or loss asserted.

5.	Procedures.

a.

The party seeking indemnification under this Article VIII (the “Indemnified Party”) agrees to give prompt written notice of any claims for indemnification (“Claims”) to the party against whom indemnity is sought (the “Indemnifying Party”), including any and all facts constituting the basis for such Claim.

b.

In the event of any Claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party (a “Third-Party Assertion”), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. In the event of any such Claim resulting from or in connection with a Third-Party Assertion, the Indemnifying Party shall assume the defense thereof, provided, however, that the Indemnifying Party shall first have agreed in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of Claims attributable to such Third-Party Assertion in accordance with the terms hereof. If an Indemnifying Party assumes the defense of any such Third-Party Assertion, the Indemnifying Party shall be entitled to select counsel, which counsel shall be reasonably acceptable to the Indemnified Party, be obligated to pay the reasonable costs (including reasonable attorney’s fees and expenses) incurred by the Indemnified Party in defending such Third-Party Assertion between the date of the commencement of such Third-Party Assertion and the date of the Indemnifying Party’s assumption of such defense, and take all steps necessary in the defense thereof; provided, further, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof.

c.

So long as the Indemnifying Party is in good faith defending such Third-Party Assertion, the Indemnified Party shall not compromise or settle such Third-Party Assertion without the prior written consent of the Indemnifying Party and will cooperate with the Indemnifying Party and provide any information reasonably requested by the Indemnifying Party. If the Indemnifying

Party does not assume the defense of any such Third-Party Assertion, the Indemnified Party shall take such steps as are necessary in the defense thereof in such manner as it may deem appropriate, including, but not limited to, settling such Third-Party Assertion on such terms as the Indemnified Party may deem appropriate and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of this Article VIII; provided, however, that if the Indemnifying Party does not consent in writing to any such settlement, and such written consent is not unreasonably withheld by the Indemnifying Party, the Indemnified Party shall not be entitled to indemnification hereunder from such Indemnifying Party with respect to the Third-Party Assertion settled.

d.

Failure of any party hereto to give notice as required under this Article VIII will not affect or diminish the indemnification obligations of the party entitled to receive such notice, except to the extent that (and only to such extent) the failure to receive notice materially prejudiced the rights of such party.

ARTICLE IX

Representation and Warranties

1.	Representations and Warranties of Sub-Adviser. Sub-Adviser represents and warrants to the Adviser as follows:

a.

Organization and Authority. It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has all corporate powers and all material governmental licenses, authorizations, consents, and approvals required to carry on its business as now conducted.

b.

Authorization. The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Sub-Adviser.

c.

Non-Contravention. The execution, delivery and performance by the Sub-Adviser of this Agreement does not and will not contravene or conflict with or constitute a violation of any provision of any applicable law, regulation, judgment, injunction, order, or decree binding upon or applicable to the Sub-Adviser.

d.	Registration. It is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

e.	Disclosure Documents.

i.

The Sub-Adviser represents and warrants to Empower Funds and the Adviser that the information furnished in writing by it which Empower Funds or the Adviser has informed it is to be used in a particular Disclosure Document will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as required by the provisions of the 1933 Act, the 1934 Act, the 1940 Act and other applicable laws. The Sub-Adviser will notify Empower Funds and the Adviser promptly of the happening of any event which in the judgment of the Sub-Adviser makes any statement made in any Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect, except that the Sub-Adviser need only make such notification with respect to information in the Disclosure Documents which was furnished in writing to Empower Funds or the Adviser by the Sub-Adviser which Empower Funds or the Adviser had informed the Sub-Adviser was to be used in the particular Disclosure Document.

ii.

The Sub-Adviser will cooperate with Empower Funds and the Adviser in connection with the registration or qualification of units of the Fund for offer and sale under the securities or Blue Sky laws of such jurisdictions as Empower Funds may request and will cooperate with the preparation of the Disclosure Documents. Empower Funds or the Adviser will provide the Sub-Adviser with copies of all Disclosure Documents at least ten (10) days prior to distribution to investors or submission to governmental bodies or self-regulatory organizations and will incorporate its reasonable comments relating to the description of, or services to be provided by, the Sub-Adviser or its affiliates, or relating to the description of the investment objectives and policies of the Fund.

2.	Representation and Warranties of Adviser. The Adviser represents and warrants to the Sub-Adviser as follows:

a.

Organization and Authority. It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

b.

Authorization. The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Adviser.

c.

Non-Contravention. The execution, delivery and performance by the Adviser of this Agreement does not and will not contravene or conflict with or constitute a violation of any provision of any applicable law, regulation, judgment, injunction, order or decree binding upon or applicable to the Adviser.

d.	Registration. It is registered as an investment adviser under the Advisers Act.

e.

Disclosure Documents. The Adviser represents and warrants to the Sub-Adviser that the Disclosure Documents will fully comply with the provisions of the 1933 Act, the 1934 Act, the 1940 Act, and other applicable laws, and the Disclosure Documents at all such times will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that this representation and warranty does not apply to statements or omissions in the Disclosure Documents made in reliance upon information furnished to Empower Funds or the Adviser in writing by the Sub-Adviser which Empower Funds or the Adviser had informed the Sub-Adviser was to be used in the particular Disclosure Document. Empower Funds and the Adviser will notify the Sub-Adviser promptly of the happening of any event which in the judgment of Empower Funds or the Adviser makes any statement made in the Disclosure Documents untrue in any material respect or requires the making of any changes in the Disclosure Documents in order to make the statements therein, in the light of circumstances under which they were made, not misleading in any material respect, except that Empower Funds and the Adviser need not make such notification with respect to information in the Disclosure Documents which was furnished in writing to Empower Funds or the Adviser by the Sub-Adviser which Empower Funds had informed the Sub-Adviser was to be used in the particular Disclosure Document.

ARTICLE X

Miscellaneous

1.

Governing Law; Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and the applicable provisions of the 1940 Act and the rules and regulations of the SEC thereunder, including such exemptions therefrom as the SEC may grant. Words and phrases used herein shall be interpreted in accordance with the 1940 Act and rules and regulations thereunder. As used with respect to the Fund, the term “majority of the outstanding voting securities” shall have the meaning ascribed to it in the 1940 Act and rules and regulations thereunder. To the extent that the applicable laws of the State of Colorado conflict with applicable provisions of the 1940 Act or rules and regulations thereunder, the 1940 Act and such rules and regulations shall control.

2.

Severability. If any provision of this Agreement is held to be unenforceable, the unenforceable provision shall be construed as nearly as possible to reflect the original intent of the parties and the remaining provisions shall remain in full force and effect.

3.

Counterparts. This Agreement may be executed in any number of counterparts, and by separate parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

4.

Notices. Any notice under this Agreement shall be in writing and sent via electronic mail or addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement at their principal place of business, which is set forth below, or to such other address as the party so notifies the others in writing.

If to the Adviser or Fund:

8515 East Orchard Road, 2T3

Greenwood Village, CO 80111

Attn: Ryan Logsdon, Chief Legal Officer & Secretary

Email: ryan.logsdon@empower.com

If to the Sub-Adviser:

Western Asset Management Company, LLC

385 E. Colorado Blvd.

Pasadena, CA 91101

Attn: Charles Colby

Email: Charles.Colby@westernasset.com

With a copy to:

Western Asset Management Company, LLC

385 E. Colorado Blvd.

Pasadena, CA 91101

Attn: General Counsel

Email: WA_Legal@westernasset.com

5.

No Third-Party Beneficiaries. The terms, representations, warranties and agreements of the parties set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by, a person or entity that is not a party to this Agreement.

6.

Waiver. Failure of any party to insist on strict performance of any of the terms and conditions herein shall not be deemed a waiver of any rights or remedies that such party may have and shall not be deemed a waiver of any subsequent default of the terms and conditions hereof.

7.	Survival. Article VIII hereof shall survive the termination of this Agreement.

8.

Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. All prior understandings and agreements between the parties relating to the subject matter hereof are merged in this Agreement, which alone and completely expresses their understanding.

9.

Independent Contractors; No Agency. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized by this Agreement or otherwise, have no authority to act for or represent Empower Funds or the Fund in any way or otherwise be deemed an agent of Empower Funds or the Fund. This Agreement will not be construed to create or imply any partnership, agency, or joint venture.

10.

Captions. The captions of this Agreement are for convenience and ease of reference only and in no way define, describe, extend, or limit the scope of this Agreement or the intent of any of its provisions.

11.

Force Majeure. No party shall be liable for any delay or failure to perform its obligations hereunder if such delay or failure is caused by an unforeseeable event beyond the reasonable control of a party.

12.

Non-Compete. The Sub-Adviser acknowledges that in the course of providing services hereunder, it may obtain information regarding shareholders of Empower Funds, including defined contribution plans (e.g. 401(a), 401(k), 457 and 403(b) plans) and participants of such plans. The Sub-Adviser agrees that it will not use any such information for any purpose other than to perform its obligations specifically set forth hereunder.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officials duly authorized, as of the day and year first above written.

EMPOWER CAPITAL MANAGEMENT, LLC

By:	/s/ Jonathan D. Kreider
Name: Jonathan D. Kreider
Title: President & Chief Executive Officer

EMPOWER FUNDS, INC., on behalf of the Funds listed in Schedule A

By:	/s/ Kelly B. New
Name: Kelly B. New
Title: Chief Financial Officer & Treasurer

WESTERN ASSET MANAGEMENT COMPANY, LLC

By:	/s/ Michael Van Raaphorst
Name: Michael Van Raaphorst
Title: Head of US Retail/Sub-Advisory & New York

Schedule A – Fee Schedule

Fund	Fee Rate
Empower U.S. Government Securities Fund	0.10% of the average daily net asset value on all assets

Schedule B - Investment Objectives and Guidelines

Recommended US Government Securities Guidelines

Strategy	US Government
Vehicle	Institutional Separate Account
Benchmark	Bloomberg U.S. Government/Mortgage Index
Portfolio Objective	Subject to the considerations outlined below, the target performance objective of Western’s US Government strategy is to generate 50 bps per year in excess return above the benchmark index over a full market cycle. The ex-ante tracking error target is 100 bps per year.

Aggregate Portfolio Guidelines

The guidelines below will be applied to the overall portfolio and to all eligible investment security types as applicable. These guidelines are measured and monitored at the time of purchase.

Credit Quality
Portfolio Credit Quality	Min BBB-	Securities will be rated minimum BBB- or equivalent or higher at the time of purchase. The methodology to calculate the portfolio’s credit quality will utilize the higher of S&P, Moody’s and Fitch ratings. In the absence of S&P, Moody’s and Fitch ratings, Western Asset may assign an equivalent rating.

Duration
Portfolio Effective Duration	+/-20%	The portfolio’s effective duration will be within a +/-20% range relative to the portfolio’s benchmark.

Maturity
Maturity Range	No limit

Country & Currency
US Government Securities	Minimum 90%	The portfolio will invest at least 90% of its net assets (plus the amount of any borrowings for investment purposes) in securities that have been issued or guaranteed by the U.S. government or its agencies or instrumentalities, including mortgage dollar rolls and TBAs
Non-US Government Securities	Maximum 10%	No more than 10% of the portfolio may be invested in non-US Government securities.
USD Denominated Securities Only	Minimum 100%	The portfolio will only invest in USD-denominated securities

Eligible Investments

The following security types are eligible for investment. Each security type included is limited to the credit quality, duration, maturity, country and currency limits described above. All limitations are monitored and measured at the time of purchase. Any security type not explicitly listed here is ineligible for investment.

Eligible Investments	Limit	Additional Information, Definitions & Calculation Methodologies
US Treasuries	Minimum 90% in securities that have been issued or guaranteed by the U.S. government or its agencies or instrumentalities
US Agencies	Minimum 90% in securities that have been issued or guaranteed by the U.S. government or its agencies or instrumentalities
US Government-Sponsored Entities	Minimum 90% in securities that have been issued or guaranteed by the U.S. government or its agencies or instrumentalities
Sovereigns/Non-US Treasuries	10% per issuer
International Agencies	10% per issuer
Non-US Local Authorities	10% per issuer
US Municipals	5% per issuer
Supranationals	5% per issuer
Corporations	5% per issuer
☐ Subordinated Debt
☐ Convertibles
☐ Capital Contingent Convertibles

Eligible Investments	Limit	Additional Information, Definitions & Calculation Methodologies
☐ Preferreds
Structured Products
☐ Residential Mortgage- Backed Securities (MBS)	5% per issuer	Issuer is defined as individual trust.
○ Agency MBS
○ Non-Agency MBS
☐ Commercial MBS (CMBS)	5% per issuer	Issuer is defined as individual trust.
☐ Asset-Backed Securities (ABS)	5% per issuer	Issuer is defined as individual trust.
○ General ABS
○ CLO/ CDO/ CBOs
Cash and Cash Equivalents		Cash equivalents are defined as liquid, investment-grade securities that have a duration of less than or equal to one year.
☐ Treasury Bills
☐ Commercial Paper	5% per issuer
☐ Certificates of Deposit	5% per issuer
☐ Bankers Acceptances	5% per issuer
☐ Repurchase Agreements	5% per counterparty
Derivatives		Western Asset monitors derivatives in accordance with SEC Rule 18f-4, using the prescribed Value at Risk method for funds that are not deemed limited derivative users.
☐ Futures
○ Treasury/Interest Rate
☐ Options
○ Treasury/Interest Rate
☐ Swaps
○ Interest Rate
○ Credit Default Swaps- Single Name
○ Credit Default Swaps- Index/Basket
○ Total Return Swaps
○ Options on Swaps
Commingled Vehicles
☐ Short-Term Investment Funds (STIF)
☐ Exchange-Traded Funds (ETF)	Maximum 5% per ETF; Maximum 10%	The portfolio may only invest in ETFs in which the underlying exposure is permitted, subject to a maximum of 5% per ETF and no more than 10% in aggregate.

Eligible Investments	Limit	Additional Information, Definitions & Calculation Methodologies
in ETFs (in aggregate)
☐ Registered Investment Companies (non-affiliated)		Western Asset will not purchase affiliated funds/registered investment companies.
Private Placements
☐ 144As
☐ Reg S Securities
☐ 4(2) Commercial Paper
Equities		The portfolio will only invest in equities relating to Corporate Actions, Tenders, Workouts & Exchanges.
☐ Warrants
Illiquid Instruments

Additional Guidelines

Management Guidelines	Additional Information, Definitions & Calculation Methodologies
Downgrades	In the event downgraded securities cause a breach of the investment guidelines, Western Asset may continue to hold the positions but will not make any further purchases to increase the position while the breach remains.
Market Value Fluctuations	In the event fluctuations in the market value of securities cause a breach of the investment guidelines, Western Asset may continue to hold the positions but will not make any further purchases to increase the position while the breach remains.
Corporate Actions, Tenders, Workouts & Exchanges	Western Asset may enter into corporate actions, workouts, tenders or exchanges for existing holdings even if the securities received may technically be outside the above prescribed limitations.
Transitions	During transition periods (i.e., guideline amendments, in-kind security transfers, etc.), the account may be non-compliant. The client will be notified of any offside positions and brought back into compliance within one month. If Western Asset believes it to be in the best interest to retain certain non-compliant holdings, the client will be consulted by Western Asset to obtain consent to continue to hold the securities.